[SKADDEN LETTERHEAD]

December 21, 2006

Brookdale Senior Living Inc.

330 North Wabash Avenue, Suite 1400

Chicago, Illinois 60611

Re:	Brookdale Senior Living Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Brookdale Senior Living Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the sale from time to time by Deutsche Bank AG, London Branch and/or its assignees (collectively, the "Lenders") of up to an aggregate of 40,628,000 shares (the "Outstanding Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), in the event of a foreclosure upon such shares. The Outstanding Shares are currently owned by certain affiliates of Fortress Investment Group LLC ("Fortress") and are pledged to the Lenders as collateral for loans.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion set forth herein, we have examined and relied on originals or copies of the following:

(i)	the Registration Statement;

(ii) a specimen certificate evidencing the Common Stock (the "Specimen Certificate");

(iii) the Amended and Restated Certificate of Incorporation of the Company;

(iv) the Amended and Restated By-Laws of the Company, certified by the Secretary of the Company, as currently in effect;

(v) certain resolutions of the Board of Directors of the Company (the “Board of Directors”) relating to the registration of the Outstanding Shares;

(vi) an executed copy of the Stockholders Agreement, dated as of November 28, 2005, by and among the Company, Fortress Brookdale Acquisition LLC, FIT-ALT Investor LLC and Health Partners;

(vii) an executed copy of Amendment No. 1 to the Stockholders Agreement, dated as of July 26, 2006, by and among the Company, FIT-ALT Investor LLC, Fortress Registered Investment Trust, Fortress Brookdale Investment Fund LLC, FRIT Holdings LLC, and FIT Holdings LLC;

(viii) an executed copy of the Conveyance Agreement, dated as of September 30, 2005, by and among the Company, Brookdale Living Communities, Inc., BSL Brookdale Merger Inc., BSL CCRC Merger Inc., BSL FEBC Merger Inc., Emeritus Corporation, FEBC-ALT Investors LLC, FIT-ALT Investor LLC, Fortress CCRC Acquisition LLC, Fortress Investment Trust II, Fortress Registered Investment Trust, Fortress Brookdale Acquisition LLC, Health Partners and NW Select LLC (the "Conveyance Agreement");

(viii) the closing documents executed and delivered in connection with the original issuance of the Outstanding Shares in the manner contemplated by the Conveyance Agreement; and

(ix) certain resolutions of the Board of Directors of the Company relating to the issuance of the Outstanding Shares in the manner contemplated by the Conveyance Agreement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials. In rendering the opinion set forth below, we have assumed that certificates representing the Outstanding Shares in the form of the Specimen Certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar.

Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading "Legal Matters" in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP